Exhibit 99.1

FOR IMMEDIATE RELEASE

WRIGLEY GIVES UPDATE ON STRATEGY AND BUSINESS RESULTS

NEW YORK (October 22, 2003) - William Wrigley Jr., president and chief executive officer of the Wm. Wrigley Jr. Company and Ronald V. Waters, senior vice president and chief financial officer, met with investors and analysts this morning to detail the company's strategy and review business progress through the first nine months of the year.

They told the group gathered today that they firmly believed the Wrigley Company's strategic plan provided a valuable roadmap for meeting the challenge of leading the confectionery category with innovative consumer offerings.

"While we do not take this challenge lightly," said Wrigley, "we feel confident that we have the infrastructure and the strategic plan required to grow our leadership position in the chewing gum segment, while successfully expanding our business into other confectionery areas."

He outlined the six key choices on which the company's strategy is based:
•	Boost our core gum business.
•	Develop organically or acquire non-gum confectionery businesses.
•	Expand our business in attractive new geographies and distribution channels.
•	Focus on innovation in our products, processes and systems.
•	Deliver highest quality products and solutions at lowest cost.
•	Grow and develop our people.

"They help us to set our course and sharpen our focus as we navigate within the dynamic confectionery marketplace," Wrigley said.

Wrigley noted that the company has made strides in each of these areas, and that Wrigley brands were continuing to maintain their leadership positions in key countries around the world, with share gains in the U.S., Europe and Asia.

Wrigley also commented that the recent realignment of the company's leadership team was designed to better meet the demands of an evolving, global marketplace.

"The realignment reflects the global nature of our business, and is intended to increase collaboration and sharing of best practices across geographies, allowing us to more fully leverage our global scale," he said. "It will also make us more nimble in responding to changing marketplace conditions and better position us to take advantage of promising opportunities whenever and wherever they are identified."

In his portion of the presentation, Waters noted that the company was pursuing a strategy of diversification that included organic development and acquisition, but that the company did not currently have any acquisition activity to discuss. Waters said the Wrigley Company has the sales and distribution infrastructure it needs to support bringing new products to market efficiently and cost effectively. The company has also been investing in its R&D and worldwide production capabilities to support the development and manufacturing of new gum as well as non-gum products.

Waters pointed to several recent accomplishments as proof that the company is poised for future growth and success.

For example, he said recent efforts to extend the value of the Orbit(TM) brand from gum into dental candies has been successful overseas, while new Orbit flavors have helped make Orbit the fastest growing gum brand in the U.S., competing effectively on a flavor-for-flavor basis with Trident. Waters added that flavor and format extensions of the Juicy Fruit(TM) brand are experiencing success in the United States, Canada and Asia.

He noted that the company will open a state-of-the-art Global Innovation Center in Chicago in 2005. This facility will support the company's effort to innovate in product and packaging development, supply the R&D and product development people with new tools, and bring the entire Innovation Team together in one place to encourage collaboration and creativity.

Waters said the company has been encouraged by some early success in the broader confections segment. He said Wrigley breath strips have captured a solid share in the U.S. and preliminary results in Europe were promising. Orbit Drops(TM), a sugarfree candy, has built significant distribution and is seeing share growth in Central and Eastern Europe. Initial customer and consumer reaction to Extra(TM) Mints has been very positive in the U.K. and retailer enthusiasm has been high for the upcoming launch of Eclipse(TM) mints in the U.S.

Meanwhile, Waters said that in January, 2004, Wrigley will decrease the suggested retail price in the U.S. for its 5-stick packages of Extra sugarfree gum to 30 cents, while increasing the suggested retail price of 5-stick packages of Wrigley's Spearmint(TM), Doublemint(TM), Juicy Fruit(TM), Big Red(TM) and Winterfresh(TM) to 30 cents from 25 cents - a price point that had been held for over 16 years.

"Our pricing strategy for Extra and our five sugar brands will create a powerhouse of Wrigley brands at the opening price point of the chewing gum category in both sugarfree and sugar segments," Waters said. He noted that the core gum business provides a solid and strategic foundation for the company's expansion into other confectionery categories.

"Wrigley has traditionally been a very strong investor in its brands - enabling us to introduce successful new brands, while maintaining the vitality of brands that span a century. That is no small feat in a consumer market where brands seem to churn with regularity," Waters said. "And it is our intention to continue investing to ensure that our brands remain relevant with consumers for the next 100 years."

In his closing remarks, Wrigley reiterated the company's commitment to delivering generational growth for its stakeholders by executing with excellence against its strategic plan.

CONTACTS: Christopher Perille Kelly McGrail

Senior Director - Corp. Communications Director - Corp. Communications

Phone: (312) 645-4077 Phone: (312) 645-4754

The Wrigley Company is a recognized leader in the confectionery field and the world's largest manufacturer and marketer of chewing gum, with global sales of over $2.7 billion. The Company markets its world-famous brands in over 150 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint(TM), Wrigley's Spearmint(TM), Big Red(TM), Juicy Fruit(TM), Winterfresh(TM), Extra(TM), Freedent(TM), Hubba Bubba(TM), Orbit(TM), Excel(TM), Eclipse(TM), Airwaves(TM), Alpine(TM), Cool Air(TM), and P.K.(TM)

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company's meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.